                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


           Certification and Notice of Termination of Registration
        Under Section 12(g) of the Securities Exchange Act of 1934 or
                     Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number     0-18505
                                             -------------

                            SOUTHWEST BANKS, INC.
             --------------------------------------------------
             (Exact name of registrant as specified in charter)

                          900 Goodlette Road North
                           Naples, Florida  34102
                               (941) 262-7600
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.10 per share
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          (Title of each class of securities covered by this Form)

                                    None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)     [ ]
              Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)      [ ]
              Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)     [ ]
              Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6               [ ]
              Rule 12h-3(b)(1)(i)  [ ]



              Approximate number of holders of record as of the
                      certification or notice date:    1
                                                     -----



     Pursuant to the requirements of the Securities Exchange Act of 1934 Southwest Banks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    January 21, 1997                     BY:   /s/ Gary L. Tice
      ---------------------------------           ------------------------------
                                                    Gary L. Tice